                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        Circle International Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                                      LOGO
                        CIRCLE INTERNATIONAL GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TUESDAY, MAY 11, 1999, 10:30 A.M.

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders of Circle International Group, Inc. will be held at the office of the Company, 260 Townsend Street, San Francisco, California, on Tuesday, May 11, 1999, at 10:30 a.m. for the following purposes:

     (1) To elect two Class II directors.

     (2) To approve the adoption of the Employee Stock Purchase Plan.

     (3) To transact such other business as may properly come before the meeting.

     Only stockholders of record as of 5:00 P.M., March 26, 1999, are entitled to vote at the meeting and any adjournment thereof. A complete list of shareholders of record as of the close of business on March 26, 1999 will be available for inspection during normal business hours ten days before the Annual Meeting at 260 Townsend Street, San Francisco, California.

     YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                                          By Order of the Board of Directors

                                          Robert H. Kennis
                                          General Counsel and Secretary
San Francisco, California
April 1, 1999

                        CIRCLE INTERNATIONAL GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     The enclosed proxy is solicited by the Board of Directors of Circle International Group, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on May 11, 1999, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about April 1, 1999.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions noted on the proxy. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

     Only stockholders of record of the Company as of 5:00 P.M., March 26, 1999, will be entitled to vote at the Annual Meeting.

     As of the close of business on March 26, 1999, there were outstanding 17,131,969 shares of Common Stock of the Company, entitled to one vote per share. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. With regard to the election of directors, votes may be cast "For" or "Withhold Authority" for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation and By-laws of the Company provide for a Board of Directors consisting of not less than three members, divided into three classes. The size of the Board of Directors may be determined subject to the foregoing minimum from time to time by the Board of Directors of the Company. The size of the Board of Directors has currently been established at eight.

     Directors elected into a class at the annual meeting of stockholders in each year serve three-year terms and until their successors have been duly elected. Directors appointed by the Board of Directors of the Company to fill vacancies or newly created directorships serve for the remainder of the term of the class to which they are appointed. The Class II directors elected at the Annual Meeting will serve until the 2002 Annual Meeting; Class I directors elected at the 1998 Annual Meeting will serve until the 2001 Annual Meeting; and Class III directors elected at the 1997 Annual Meeting will serve until the 2000 Annual Meeting.

     The persons named below are the nominees to serve as Class II directors until the 2002 Annual Meeting of Stockholders and until their successors have been elected or until death, retirement, resignation or removal. The nominees presently serve as Class II directors.

     In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of such nominees to the Board of Directors. If any of such nominees is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that such nominees will be unable or unwilling to serve if elected as directors. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                     BUSINESS EXPERIENCE DURING PAST            SERVED AS
NOMINEES FOR DIRECTOR  AGE          FIVE YEARS AND OTHER INFORMATION          DIRECTOR SINCE
---------------------  ---          --------------------------------          --------------
David I. Beatson       51    Chairman of the Board since January 1999 and          1998
                             President and Chief Executive Officer since
                             July 1998. From July 1994 to July 1998, Mr.
                             Beatson was President and Chief Executive
                             Officer of Emery Worldwide, a subsidiary of CNF
                             Transportation Inc. engaged in transportation
                             services. From 1991 until July 1998, Mr.
                             Beatson served in a variety of management
                             positions at Emery Worldwide.
Wesley J. Fastiff      66    President of Littler Mendelson, a law firm            1971
                             which was retained by the Company to perform
                             legal services in 1998.

     Set forth below is certain information concerning the other directors which is based on data furnished by them.

                                    BUSINESS EXPERIENCE DURING PAST            SERVED AS
CONTINUING DIRECTORS  AGE          FIVE YEARS AND OTHER INFORMATION          DIRECTOR SINCE
--------------------  ---          --------------------------------          --------------
Peter Gibert          56    Consultant to the Company and effective April         1992
                            1999 Managing Director and Part-Owner of two
                            51%-owned subsidiaries of the Company located
                            in Spain and Portugal, respectively. Mr. Gibert
                            served as President of the Company from May
                            1991 until July 1998 and as Chief Executive
                            Officer from May 1992 until July 1998.
Edwin J. Holman       52    From January 1999, President and Chief                1995
                            Operating Officer of Rich's, Lazarus and
                            Goldsmith's, a division of Federated Department
                            Stores. From 1996 to 1998, Chairman and Chief
                            Executive Officer of Petries Retail, Inc.
                            (operator of retail stores). From 1993 to 1995,
                            Mr. Holman was President and Chief Operating
                            Officer of Woodward and Lothrop, Inc.
                            (department stores located in the Mid-Atlantic
                            region).
John M. Kaiser        59    Private businessman. From 1979 to 1988, Mr.           1993
                            Kaiser was President of Expeditors
                            International of Washington, Inc.
                            (international freight forwarder).
John M. Lillie        62    President of Sequoia Associates, LLC. (a              1997
                            private investment firm). From 1997 to 1998,
                            Mr. Lillie was Chairman of the Board of
                            Directors of The Epic Team (bicycles and
                            accessories). Mr. Lillie was Chairman and Chief
                            Executive Officer of American President
                            Companies, Ltd. (transportation company) from
                            1992 to 1995. Mr. Lillie is a director of The
                            Gap, Inc. (specialty retailer), Walker
                            Interactive (software), and Consolidated
                            Freightways (transportation company).
Ray C. Robinson, Jr.  78    Private businessman. Mr. Robinson served as           1971
                            Secretary of the Company from 1971 until
                            January 1986.

                         FURTHER INFORMATION CONCERNING
                             THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     During 1998, the Board of Directors held six meetings. The Company has an Audit Committee, a Human Resources, Compensation and Nominating Committee and a Strategic Planning and Mergers and Acquisitions Committee.

     The members of the Audit Committee currently are Edwin Holman (Chairman), John M. Kaiser, John M. Lillie and Frank J. Wezniak. Among the functions performed by the Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. During 1998, the Audit Committee held six meetings.

     The members of the Human Resources, Compensation and Nominating Committee currently are John M. Kaiser (Chairman), Wesley J. Fastiff, Ray C. Robinson, Jr., and Frank J. Wezniak. Among the functions of the Human Resources, Compensation and Nominating Committee are to propose nominees for membership on the Board of Directors, review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's stock option plans. During 1998, the Human Resources, Compensation and Nominating Committee held six meetings.

     The members of the Strategic Planning and Mergers and Acquisitions Committee are David I. Beatson (Chairman), Peter Gibert, Edwin Holman, John M. Kaiser, John M. Lillie, Ray C. Robinson, Jr., and Wesley J. Fastiff. Among the functions of the Strategic Planning and Mergers and Acquisitions Committee are to review and make recommendations to the Board of Directors concerning proposed or potential acquisitions, mergers, joint ventures, or other business combinations, and to consult with management regarding acquisition strategy. During 1998, this Committee held one meeting.

COMPENSATION OF DIRECTORS

     Directors are paid directors fees consisting of $13,000 per year and $750 for each Board meeting attended. Committee members who attend meetings of the Audit Committee, Strategic Planning and Mergers and Acquisitions Committee or Human Resources, Compensation and Nominating Committee receive an additional $500 for each meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the Company retained the law firm of Littler Mendelson to perform legal services for it. Mr. Fastiff, a director of the Company and a member of the Human Resources, Compensation and Nominating Committee, serves as president of Littler Mendelson.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid to the Company's Chief Executive Officer and four other most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during the last three fiscal years is set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                        COMPENSATION AWARDS
                                                    ANNUAL COMPENSATION               ------------------------
                                         ------------------------------------------   RESTRICTED    SECURITIES     ALL OTHER
                                                                    OTHER ANNUAL        STOCK       UNDERLYING    COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR      SALARY($)    BONUS($)   COMPENSATION($)(1)   AWARDS($)     OPTIONS(#)       ($)(2)
 ---------------------------   ----      ---------    --------   ------------------   ----------    ----------    ------------
David I. Beatson.............  1998(3)   $221,505     $150,000        $158,750(4)      $28,000       200,000             --
  Chairman, President and
  Chief Executive Officer
Peter Gibert.................  1998(3)   $375,000     $100,000        $116,500(5)           --        18,750         $4,800
  Former Chairman, President   1997      $375,000     $185,000        $122,850(5)           --       100,000         $4,750
  and Chief Executive Officer  1996      $375,000     $150,000        $118,000(5)           --        60,000         $4,750
Janice Kerti.................  1998      $177,000     $ 80,000              --              --        35,000         $4,800
  Senior Vice President,       1997      $126,500     $ 50,000              --              --            --         $4,800
  Chief Financial Officer      1996      $ 41,205     $ 20,000              --              --        15,000         $4,800
  and Treasurer
Kim E. Wertheimer............  1998      $189,890     $ 80,000        $ 51,485(6)           --        15,000         $4,800
  Vice President               1997      $168,500     $127,500              --         $31,356(7)     15,000         $4,750
                               1996      $168,500     $100,000              --              --        15,000         $4,750
Robert H. Kennis.............  1998      $167,000     $ 80,000                              --        15,000         $4,800
  Vice President, Secretary    1997      $155,000     $ 82,500              --         $ 9,360(7)     10,000         $4,750
  and General Counsel          1996      $145,000     $ 70,000              --              --        10,000         $4,750

---------------
(1) While the named executive officers enjoy certain perquisites, for fiscal years 1996, 1997 and 1998 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) The amounts shown consist of Company contributions under the Company's Profit Saving Plan which has been qualified under sections 401 and 501 of the Internal Revenue Code of 1986, as amended, and covers employees who voluntarily enroll in the Plan the quarter after employment.

(3) Mr. Beatson joined the Company and replaced Peter Gibert as Chief Executive Officer in July 1998 and as Chairman of the Board of Directors in January 1999.

(4) Represents an incentive paid in January 1999 as an inducement to join to Company in July 1998 and directors fees ($8,750).

(5) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and compensation for its tax impact, as well as directors fees (consisting of $17,500, $19,000 and $17,500 in fiscal years 1998, 1997 and
    1996, respectively).

(6) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and compensation for its tax impact.

(7) Represents payment for certain accrued and unused vacation hours pursuant to a buy-down program offered to all employees possessing a certain amount of vacation hours. The closing market price of these shares on the date of grant was $26 per share. All such shares vested on June 15, 1998.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

     The following table sets forth certain information regarding stock options granted during 1998 to the executive officers named in the foregoing Summary Compensation Table.

                                 OPTION GRANTS
                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF     PERCENT OF                                   ASSUMED ANNUAL RATES OF
                           SECURITIES   TOTAL OPTIONS                              STOCK PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO     EXERCISE OR                       OPTION TERM(4)
                            OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------------
          NAME             GRANTED(1)    FISCAL YEAR     ($/SH)(2)     DATE(3)         5%($)          10%($)
          ----             ----------   -------------   -----------   ----------   -------------   -------------
David I. Beatson.........   200,000         35.2%         $21.688(5)     2006       $2,035,132      $4,859,015
Peter Gibert.............    18,750          3.3%         $16.375        2006       $  146,594      $  351,118
Janice Kerti.............    35,000          6.2%         $26.625        2006       $  444,929      $1,065,682
Kim E. Wertheimer........    15,000          2.6%         $16.375        2006       $  117,275      $  280,894
Robert H. Kennis.........    15,000          2.6%         $ 27.50        2006       $  196,950      $  471,730

---------------
(1) All option awards granted to the named executives in fiscal 1998 are exercisable in annual increments of 25%, commencing one year from date of grant, except for options granted to David I. Beatson to purchase an aggregate of 200,000 shares which are exercisable in annual increments of 33% commencing a year after the date of grant. Under the terms of the Company's stock option plans, the Human Resources, Compensation and Nominating Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2) All options were granted at fair market value at date of grant.

(3) All options granted in fiscal 1998 were granted for a term of eight years.

(4) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

(5) Such options were repriced in August 1998; the original exercise price was $28.00 per share.

     Set forth below is certain information regarding the repricing of options held by executive officers during the past ten years.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                     LENGTH OF
                                                                                                      ORIGINAL
                                                                                                    OPTION TERM
                                    NUMBER OF     MARKET PRICE OF     EXERCISE PRICE                REMAINING AT
                                   OPTIONS/SARS   STOCK AT TIME OF      AT TIME OF         NEW        DATE OF
                                   REPRICED OR      REPRICING OR       REPRICING OR      EXERCISE   REPRICING OR
         NAME             DATE      AMENDED(#)      AMENDMENT($)       AMENDMENT($)      PRICE($)    AMENDMENT
         ----           --------   ------------   ----------------   -----------------   --------   ------------
Martin R. Collins.....  12/14/93      10,000          $ 16.00             $22.00         $ 16.00     6.25 years
Robert H. Kennis......  12/14/93       3,500          $ 16.00             $22.00         $ 16.00     6.25 years
Peter Gibert..........   7/11/94      37,500          $ 13.25             $19.00         $ 16.00     4.75 years
David I. Beatson......   8/24/98     200,000          $21.688             $28.00         $21.688     7.91 years

     The following table sets forth certain information with respect to option exercises during 1998 and stock options held by each of the Company's executive officers as of December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

                                                                                      VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED    IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FY-END(#)         AT FY-END($)
                                SHARES                       ---------------------    --------------------
                               ACQUIRED          VALUE           EXERCISABLE/             EXERCISABLE/
           NAME             ON EXERCISE(#)    REALIZED($)        UNEXERCISABLE           UNEXERCISABLE
           ----             --------------    -----------    ---------------------    --------------------
David I. Beatson..........       --               --             0/200,000                  $0/$0
Peter Gibert..............       --               --          117,500/98,750          $264,360/$172,954
Janice Kerti..............       --               --           3,750/42,500             $4,688/$9,375
Kim E. Wertheimer.........       --               --           57,378/38,122           $264,519/$79,293
Robert H. Kennis..........       --               --           46,627/31,873           $224,814/$20,937

EMPLOYMENT AGREEMENTS

     Incident to the hiring of David I. Beatson as President and Chief Executive Officer, the Company and Mr. Beatson entered into an employment agreement for a five-year term expiring June 30, 2003. The employment agreement provides for a salary of $450,000 per year, subject to review on an annual basis by the Board of Directors. The employment agreement also provides for a signing bonus consisting of 1,000 shares of restricted stock and $150,000 in cash payable in January 1999, and for market-priced stock option grants of 200,000 shares in July 1998, and 50,000 shares in each of July 1999, 2000 and 2001. The employment agreement provides for accelerated vesting of the options granted to Mr. Beatson in the event of a change of control. Under the terms of his employment agreement, Mr. Beatson received an incentive payment of $150,000 in respect of 1998. Incentive payments in future years will be based on the growth of the Company's net revenue and earnings per share, subject to a minimum incentive of $150,000 for work in 1999. In the event Mr. Beatson's employment is terminated by the Company without cause, then Mr. Beatson would be entitled to receive a severance payment equal to one year's base annual salary and an acceleration of the vesting of outstanding stock options.

     The Company also has an employment agreement with Kim Wertheimer, expiring upon twelve months notice. Under the terms of this agreement, Mr. Wertheimer is entitled to a minimum salary of $14,000 per month. The agreement with Mr. Wertheimer provides for an annual grant of options to purchase 15,000 shares of Common Stock for three years, the payment of moving expenses up to $20,000 and a $100,000 loan for relocation expenses to be forgiven over five years as long as Mr. Wertheimer remains an employee of the Company.

     The agreement with Mr. Wertheimer also provides for the continuation of his salary for up to 12 months in the event of termination of employment without cause. The Company also has commitments to Robert Kennis and Janice Kerti to provide for continuation of their salaries for up to 12 months in the event of termination of employment without cause.

TRANSACTIONS WITH THE COMPANY

     Effective approximately April 1, 1999, the Company will sell a 49% interest in its two subsidiaries in Spain and Portugal ("the subsidiaries") to Peter Gibert, who relocated to Barcelona, Spain and will be appointed as Managing Director of both subsidiaries effective April 1999. In view of Mr. Gibert's experience in the industry and his over thirty-year track record, the Company concluded that Mr. Gibert's leadership for the two subsidiaries could substantially improve the growth and profitability of its operations in Spain and Portugal.

     The Company's outside advisors determined the methodology for determining the value of the subsidiaries, which was deemed to be fair by a third-party valuation expert (the "valuation methodology"). The agreed purchase price is US$1,280,000, paid one-third at closing, and the balance to be paid in equal installments eighteen and thirty-six months following closing. The two installment payments are evidenced by a Promissory Note bearing interest at six percent (6%) and secured by a pledge of Mr. Gibert's interest in the subsidiaries. Before the close of the transaction, the Company will declare dividends from the subsidiaries totaling approximately US$2,184,000.

     In addition, the agreement provides Mr. Gibert with the right at his option to require the Company to purchase his interest in the subsidiaries at a price based on the same valuation methodology. After December 31, 2005 (or earlier under certain circumstances), the Company has the right to require Mr. Gibert to sell his entire interest in the subsidiaries at a price based on the valuation methodology.

     In connection with Mr. Gibert stepping down as Chief Executive Officer and relocating to Spain, Mr. Gibert entered into a Consulting Agreement with the Company pursuant to which he agreed to provide sales, marketing, strategic planning, acquisition, training and other assistance as reasonably requested by the Company wherever the Company has operations, other than in the United States, Spain and Portugal. The agreement provides for annual compensation in the first year equalling $375,000 and annual compensation in the second and third years equalling $275,000. The agreement, which has a three year term commencing January 1, 1999, also prohibits Mr. Gibert, directly or indirectly, from competing against the Company during the term of the agreement, plus six months.

     In February 1989, Peter Gibert executed a Promissory Note (the "Note") in the principal amount of $717,944 in favor of Darrell J. Sekin & Co. ("Sekin"). The Note provided bi-monthly payments of principal and interest (accruing annually at 9.25%) and a maturity date of February 15, 1994. Payments under the Note terminated in May 1991 when the Company acquired all of the outstanding shares of Sekin. In June 1993, the Company agreed to defer the payments of principal and interest until the termination of the employment agreement between Mr. Gibert and the Company which is described above. Additionally, the interest rate on the Note was reduced to 5% effective June 1993. As of December 31, 1998, unpaid principal and accrued interest on the Note aggregated $187,658.

     In August 1994, the Company agreed to forgive annually $50,000 of the amount due under the Note on the condition that Mr. Gibert is an employee of the Company. The interest rate on the Note was increased to 5.7% effective August 1994. The entire balance owed under the Note will be forgiven in the event Mr. Gibert's employment with the Company is terminated, unless such termination is with cause in which case the entire balance becomes due and owing. During 1998, $50,000 due under the Note was forgiven.

     On May 15, 1997, Kim Wertheimer executed a Promissory Note in the principal amount of $100,000 bearing interest at 6% per annum. The note provides that payment not be due as long as Mr. Wertheimer is employed by the Company, and that commencing May 1998, 20% of the outstanding balance will be forgiven annually until the entire amount of the note is forgiven. The balance outstanding under the note is accelerated and immediately due if Mr. Wertheimer's employment is terminated under certain circumstances. During 1998, $26,000 due under the note was forgiven. As of December 31, 1998, the unpaid principal and accrued interest on the note aggregated $82,766.

     Additionally, on October 1, 1997 the Company advanced $75,000 to Robert Kennis evidenced by a Promissory Note bearing interest at 7% per annum. The note provides for payment of principal and interest in four equal annual installments. As of December 31, 1998, the unpaid principal and accrued interest on the note aggregated $59,125.

     On December 21, 1998, the Company advanced $300,000 to David I. Beatson evidenced by a Promissory Note bearing interest at 6% per annum. The primary purpose of the advance was to assist Mr. Beatson in meeting certain tax liabilities arising from the compelled early distribution of employment benefits incident to his resignation from his previous employment. The note provides for payment of principal and interest in four equal annual installments commencing on March 31, 2000. The note provides the Company with certain off-set and deduction rights in the event payment is not made when due. As of December 31, 1998, the unpaid principal and accrued interest on the note aggregated $300,537.

     Additionally, on October 1, 1998 the Company advanced $150,000 to Cynthia Stoddard in connection with her relocation to the San Francisco Bay Area in order to join the Company as Chief Information Officer.

The advance is evidenced by a Promissory Note bearing interest at 5.54%. The note provides that 25% of balance will be forgiven annually until the entire amount of the note is forgiven. The balance outstanding under the note will be accelerated and immediately due if Ms. Stoddard's employment is terminated under certain circumstances. As of December 31, 1998 the unpaid principal and accrued interest on the note aggregated $151,765.

             HUMAN RESOURCES, COMPENSATION AND NOMINATING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Human Resources, Compensation and Nominating Committee (the "Committee") of the Board of Directors is composed entirely of independent directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee is responsible for establishing the Company's compensation policies, administering the Company's stock option plans, and reviewing the Company's salary, profit sharing and incentive arrangements generally. In addition, the Committee reviews the compensation levels of the executive officers of the Company, including the Chief Executive Officer, and evaluates their performance. The Committee reviews with the Board the significant aspects of compensation for the executive officers of the Company.

     In discharging our responsibilities as members of the Human Resources, Compensation and Nominating Committee, our objective is to establish policies which will enhance the long-term performance and growth of the Company, enable the Company to attract and retain outstanding executives and employees, and provide meaningful incentives without subjecting the Company to excessive costs. The Company has historically relied principally on cash payments in the form of salary and incentive payments to motivate its key executives and managers, and additionally on employee stock options.

     The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer should relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, a substantial portion of each executive officer's compensation is "at risk" in the form of incentive compensation, which is awarded based on performance of the individual and the Company (or the appropriate business unit managed by the executive officer) for the year in question. The determination of incentive compensation is based on a qualitative evaluation of the individual's contribution to the Company's performance, and also relates to meeting or exceeding the previous year's financial results.

     Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The Committee believes that it is highly unlikely that any of the Company's executive officers would be eligible at any time in the foreseeable future to receive compensation of more than a million dollars. However, the Committee believes that it is important to retain the flexibility to maximize the Company's tax deductions. Accordingly, it will be the policy of this Committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals and take all other reasonable steps in order to seek to preserve the Company's tax deductions.

     Peter Gibert's base salary and bonus for 1998 were based on his rights under his amended employment agreement with the Company as then in effect.

     Mr. Beatson's base salary and bonus for 1998 were based on his rights under the employment agreement which he signed upon joining the Company in July 1998. The Committee participated in the development of the employment agreement after reviewing the terms of the proposed employment arrangement as against the compensation packages which are paid to chief executive officers of other similarly situated companies, including the compensation package provided to Mr. Beatson by his previous employer.

     At its meeting on August 24, 1998, the Committee determined that options to purchase an aggregate of 200,000 shares of Common Stock which had been granted to Mr. Beatson upon his hiring in July 1998 should be amended to reduce the exercise price from $28.00 per share to $21.688 per share. This action reflected the Committee's judgment that the sharp decline in the price of the Company's Common Stock in the six weeks after Mr. Beatson joined the Company substantially undermined the incentive structure which the Company had negotiated with Mr. Beatson and reflected in his employment agreement.

     The perquisites and other benefits received by Mr. Beatson that are reported in the Summary Compensation Table are generally provided pursuant to his Employment Agreement.

March 1, 1999
                                          Human Resources, Compensation and
                                          Nominating Committee

                                          John M. Kaiser, Chairman
                                          Wesley J. Fastiff
                                          Ray C. Robinson, Jr.
                                          Frank J. Wezniak

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the NASDAQ Market Index and a peer group consisting of the Company, Expeditors International of Washington, Inc., Fritz Companies, Inc., Air Express International Corporation, Airborne Freight Corporation and Pittston Burlington Group.

                                               CIRCLE INTERNATIONAL GROUP
                                                          INC.                     PEER GROUP            NASDAQ COMPOSITE INDEX
                                               --------------------------          ----------            ----------------------
'12/31/93'                                                100                          100                         100
'12/31/94'                                                 89                          110                          98
'12/31/95'                                                101                          157                         138
'12/31/96'                                                137                          120                         170
'12/31/97'                                                134                          198                         209
'12/31/98'                                                121                          182                         293

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table indicates, as to each named director and each named executive officer, and as to all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of February 28, 1999.

                                                             COMMON STOCK BENEFICIALLY
                                                                    OWNED AS OF
                                                                 FEBRUARY 28, 1999
                                                             --------------------------
                                                             NUMBER OF
                           NAME                               SHARES            PERCENT
                           ----                              ---------          -------
David I. Beatson(1)........................................      3,400(2)          --
Peter Gibert(1)............................................  1,148,868(3)(4)(13)   6.7%
Ray C. Robinson, Jr(1).....................................  1,702,997(5)(7)      9.9%
Wesley J. Fastiff..........................................     90,433(6)(7)      0.5%
Frank J. Wezniak...........................................     18,685(7)         0.1%
Edwin J. Holman............................................     19,500(8)         0.1%
John M. Kaiser.............................................     35,000(7)         0.2%
John M. Lillie.............................................     12,500(9)          --
Janice Kerti...............................................      3,750(10)         --
Kim E. Wertheimer..........................................    126,291(11)        0.7%
Cynthia A. Stoddard........................................         --             --
Robert H. Kennis...........................................     50,075(12)(13)    0.3%
All directors and officers as a group (12 persons).........  3,211,499           18.7%
Westport Asset Management, Inc.(1).........................  2,028,387           11.8%
Royce and Associates(1)....................................  1,155,999            6.7%
First Union Corporation(1).................................    884,300            5.2%

---------------
 (1) The address of David I. Beatson and Ray C. Robinson, Jr. is 260 Townsend Street, San Francisco, California 94107. The address of Peter Gibert is Circle Espana, c/Atlantic, 111-2 Planta (Z.A.L.), Zona De Actividades Logisticas, Puerto De Barcelona, E-08040 Barcelona, Spain. With the exception of Ray C. Robinson, Jr., and Peter Gibert, the only stockholders who are known by the Company to own beneficially more than 5% of the Company's Common Stock are Westport Asset Management, Inc., whose address is 253 Riverside Avenue, Westport, Connecticut 06880, Royce and Associates, whose address is 1414 Avenue of the Americas, New York, New York 10019, and First Union Corporation, whose address is 301 South Tryon, Charlotte, North Carolina 28288.

 (2) Consists of 1,000 shares of restricted stock and 2,400 shares of stock held by David I. Beatson and Diana L. Beatson as co-trustees of a revocable trust for the benefit of David I. Beatson, his wife and their descendants.

 (3) Excludes 92,159 shares (0.5%) held by Jeffrey L. Oerke, as trustee of an irrevocable trust for the benefit of the children of Peter Gibert and their descendants. As to such excluded shares, Mr. Gibert disclaims any beneficial interest.

 (4) Includes 132,500 (0.8%) shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1999.

 (5) Includes 1,687,997 shares held by Ray C. Robinson, Jr. and Craig Howard Robinson as co-trustees of a revocable trust for the benefit of Ray C. Robinson, Jr., his wife, and their descendants.

 (6) Includes 75,433 shares held by Wesley J. Fastiff and Bonnie B. Fastiff as co-trustees of a revocable trust for the benefit of Wesley J. Fastiff, his wife and their descendants.

 (7) Includes 15,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1999.

 (8) Consists of 17,500 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1999.

 (9) Consists of 10,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1999 and 2,500 shares held by John M. Lillie and Daryl L. Lillie as co-trustees of a revocable trust for the benefit of John M. Lillie, his wife and their descendents.

(10) Consists of 3,750 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1999.

(11) Includes 58,003 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1999 and 1,206 shares of stock as explained in footnote (7) to the Summary Compensation Table.

(12) Includes 49,127 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1999 and 364 shares of stock as explained in footnote (7) to the Summary Compensation Table.

(13) Includes shares contributed into the officer's account under the Company's
     Section 401(k) Plan which were previously held by the Company's profit sharing plan.

                                  ADOPTION OF
                        THE EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has adopted an Employee Stock Purchase Plan (the "Plan"), subject to the approval of a majority of the shares of the Company's Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting.

PURPOSE

     The purpose of the Plan is to provide a means for eligible employees of the Company and its participating subsidiaries, including those subsidiaries doing business outside the United States, to increase their ownership of Common Stock, thereby aligning their interests with those of the Company's stockholders. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

ELIGIBILITY TO PARTICIPATE

     Most employees of the Company and of any participating subsidiaries of the Company will be eligible to elect to participate in the Plan. However, an employee will not be eligible if he or she has the right to acquire five percent or more of the voting stock of the Company or of any subsidiary of the Company. Also, if determined by the Committee (see below) on a uniform basis, an employee will not be eligible if he or she normally is scheduled to work less than or equal to twenty hours per week or five months per calendar year. Approximately 1,500 employees in the United States currently meet the Plan's eligibility requirements. However, no employees currently are participating in the Plan, pending approval of the Plan by stockholders. Assuming that the Plan is approved at the Annual Meeting, it is expected that eligible employees will be offered the opportunity to join the Plan shortly thereafter.

ADMINISTRATION, AMENDMENT AND TERMINATION

     The Plan is administered by the Human Resources, Nominating and Compensation Committee (the "Committee") of the Board of Directors of the Company. The members of the Committee serve at the discretion of the Board.

     Subject to the terms of the Plan, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the Plan, including the power to designate the subsidiaries of the Company which will be permitted to participate in the Plan and to establish a waiting period (not to exceed two years) before new employees may become eligible for the Plan. The Committee may make whatever rules, interpretations, and computations, and take any other actions to administer the Plan that it considers appropriate to promote the Company's best interests, and to ensure that the Plan remains qualified under Section 423 of the Internal Revenue Code. The Committee may delegate one or more of its functions to any one of its members or to any other person.

     The Company's Board of Directors, in its sole discretion, may amend or terminate the Plan at any time and for any reason.

NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PLAN

     A maximum of 250,000 shares of Common Stock are available for issuance pursuant to the Plan. Shares sold under the Plan may be newly issued shares or treasury shares. In the event of any stock split or other change in the capital structure of the Company, the Committee will make such adjustments, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan.

ENROLLMENT AND CONTRIBUTIONS

     Eligible employees voluntarily elect whether or not to enroll in the Plan. Employees join for an enrollment period of six months, unless otherwise determined by the Committee. Employees who have joined the Plan automatically are re-enrolled for additional rolling six month periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to Plan rules).

     Employees contribute to the Plan through payroll deductions. Participating employees generally may contribute up to 15% of their eligible compensation through after-tax payroll deductions. From time to time, the Committee may establish a lower maximum permitted contribution percentage or change the definition of eligible compensation. An employee may increase or decrease his or her contribution percentage as of each successive enrollment period (subject to Plan rules).

PURCHASE OF SHARES

     On the last business day of each six-month enrollment period, each participating employee's payroll deductions are used to purchase shares of Common Stock for the employee. The price of the shares purchased will be 85% of the lower of (1) the average of the stock's market value on the three consecutive trading days ending with the first day of the six-month enrollment period, or (2) the average of the stock's market value on the three consecutive trading days ending with the last day of the enrollment period. However, if the average is lower than the stock's market value on the first day or last day of the enrollment period, the stock's market value on the applicable day shall govern. Market value under the Plan means the closing price of the Common Stock on the NASDAQ National Market System for the day in question. With respect to future enrollment periods, the Committee may alter the purchase price formula to increase (but not decrease) the price of shares purchased under the Plan.

TERMINATION OF PARTICIPATION

     Participation in the Plan terminates when a participating employee's employment with the Company ceases for any reason, the employee withdraws from the Plan, or the Plan is terminated or amended such that the employee no longer is eligible to participate.

TAX ASPECTS

     Based on management's understanding of current federal income tax laws, the United States tax consequences of the purchase of shares of common stock under the Plan are as follows.

     An employee will not have taxable income when the shares of common stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the Plan.

     For shares which are not disposed of until more than 24 months after the enrollment date under which the shares were purchased (the "24-month holding period"), gain up to the amount of the discount (if any) from the market price of the stock on the enrollment date (or re-enrollment date) is taxed as ordinary income.

Any additional gain above that amount is taxed at long-term capital gain rates. If, after the 24-month holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. Shares sold within the 24-month holding period are taxed at ordinary income rates on the amount of discount received from the stock's market price on the purchase date. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date begins the holding period for determining whether the gain (or loss) is short-term or long-term.

     The Company will receive a deduction for federal income tax purposes for the ordinary income an employee must recognize when he or she disposes of stock purchased under the Plan within the 24-month holding period. The Company will not receive such a deduction for shares disposed of after the 24-month holding period.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
                      VOTE FOR APPROVAL OF THIS PROPOSAL.

                           SECTION 16(a) INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1998 to March 25, 1999, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that David I. Beatson filed late Form 4s regarding the acquisition of a total of 2,450 shares of stock that were not timely reported.

                                    AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, serves as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     If any stockholder intends to present a proposal for action at the Company's 1999 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before December 2, 1999. Proposals should be addressed to the Company at 260 Townsend Street, San Francisco, California 94107, Attention: Corporate Secretary.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's annual meeting in 2000, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than February 15, 2000. If such a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company's annual meeting in 2000.

                              COST OF SOLICITATION

     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

                                          By Order of the Board of Directors

                                          Robert H. Kennis,
                                          Secretary
Dated: April 1, 1999.

                        CIRCLE INTERNATIONAL GROUP, INC.
              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 11, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints DAVID I. BEATSON and ROBERT H. KENNIS, or either of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CIRCLE INTERNATIONAL GROUP, INC. to be held at the office of the Company at 260 Townsend Street, San Francisco, California, on May 11, 1999, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

(1)     The election of two Class II Directors for a three year term.

[ ]     FOR the nominees listed below              [ ]    WITHHOLD AUTHORITY
        (except as marked to the                          to vote for the
        contrary below)                                   nominees listed below

(INSTRUCTION: To withhold authority to vote for any nominee, strike a line through the nominee's name below)

David I. Beatson and Wesley J. Fastiff

(2)     To approve the adoption of the Employee Stock Purchase Plan.

[ ] FOR             [ ] AGAINST           [ ] ABSTAIN

(3) In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

                 (Continued, and to be signed, on reverse side)

(Continued from other side)

        This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed above and FOR Proposal 2.

                                            Dated: _______________________, 1999

                                            ____________________________________

                                            ____________________________________
                                                        (Signature)

                                            The signature should correspond
                                            exactly with the name appearing on
                                            the certificate evidencing your
                                            Common Stock. If more than one name
                                            appears, all should sign. Joint
                                            owners should each sign personally.

           STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO
                     POSTAGE IF MAILED IN THE UNITED STATES.